Center Bancorp, Inc. Reports First Quarter 2004 Earnings

UNION, NJ -- 04/20/2004 -- Center Bancorp, Inc. (NASDAQ: CNBC), parent company to Union Center National Bank of Union, New Jersey, today reported earnings results for the first quarter ended March 31, 2004.

Net income for the first quarter of 2004 amounted to $1,724,000 or $.20 per fully diluted common share, an increase of $38,000 or 2.25% over the $1,686,000 or $.20 per fully diluted common share earned for the comparable quarter of the previous year.

"Overall we are pleased with the Corporation's results for the first quarter," indicated John J. Davis, President & CEO. "The first quarter of 2004 was a good one for the Corporation and marks a positive beginning to this year. We believe that the demonstration of positive performance trends such as increased revenue and an improving margin, which has been steadily on the rise since the end of the third quarter of 2003, should have a continued visible impact on the bottom line." Other areas cited which contributed to first quarter results included increased non interest revenue, exclusive of securities gains, and a lower effective tax rate. This was offset in part by an increased provision to the allowance for loan and lease losses.

Total interest income on a fully taxable-equivalent basis for the first quarter of 2004 increased by $427,000 or 4.45% to $10.0 million, from the comparable 2003 period, while total interest expense decreased by $48,000 or 1.48%.

Mr. Davis, in referring to the Corporation's revenue growth, cited in particular strong fee income growth, and the Corporation's continuing efforts to increase the size of its loan portfolio relative to total earning-assets, despite the challenges presented by the unprecedented low interest rate environment.

Total average loan volumes for the first quarter of 2004 increased to $347.8 million, an increase of $112.3 million (up 47.7% from $235.5 million for the comparable prior year quarter). Despite the uncertainty experienced in the economy, the Corporation continues to experience loan demand in certain portfolio sectors, primarily real estate related. Demand for 1-4 family residential mortgages remained high during the first quarter.

While asset quality continues to remain strong, during the first quarter of 2004 the Corporation made a provision of $205,000 to the allowance for loan and lease losses, to maintain adequate loan loss reserves in relationship with loan portfolio growth. At March 31, 2004, the total allowance for loan and lease losses amounted to $3.2 million or .91% of total loans.

Net interest margins for the first quarter were in line with expectations and ongoing efforts to maintain the yield on earning assets and to control the cost of funds. During the first quarter, net interest margins came under further pressure from the prevailing low interest rate environment.

The lower interest rate environment continues to contribute to increased prepayments on mortgage related earning-assets. Margins have been further impacted by the effects of shorter duration assets in the investment portfolio coupled with low replacement yields received on those shorter duration additions made to the earning-asset portfolio The Corporation also benefited from continued stabilization of loan yields and interest expense.

For the three months ended March 31, 2004 the net interest margin (net interest income as a percentage of earning assets), decreased 15 basis points to 3.20% from 3.35% for the first quarter in 2003; however, the net interest margin increased 6 basis points from 3.14% for the fourth quarter of 2003. Management believes that the margin can be maintained at or near the first quarter 2004 level during the balance of 2004. Such performance, coupled with management's expectations of continuing growth in the loan portfolio, should facilitate overall performance during 2004.

Both total non interest income and non interest income excluding net securities gains reflected increases for the first quarter of 2004 as a percent of total revenue for the first quarter of 2004.

Other non-interest income, exclusive of gains on securities sold (which decreased $105,000 during the quarter), increased $49,000 or 6.92% for the first quarter compared with the comparable quarter in 2003. The change from the comparable period in 2003 was driven primarily by the increase in core service charges, commissions and fees derived from the check safe program launched during the fourth quarter of 2003. This was offset in part by a decrease in the cash surrender value of bank owned life insurance, which amounted to $166,000 or a decrease of $14,000 for the first quarter in comparison to $180,000 for the comparable quarter of 2003.

Total non interest expense in the first quarter of 2004 was $4.99 million, up 5.45% from the first quarter of 2003. Personnel-related expenses, the Corporation's largest operating expense component, decreased .53% from a year ago, and were primarily attributable to moderating employee related expenses and in certain cases reductions, such as employee health insurance costs, offset by increased salary expense associated with merit and promotional increases. The increase of 38% in other expenses in 2004 compared to the comparable quarter in 2003 was attributable to increased audit, legal and consulting fees in 2004, coupled with one time expense reductions of $136,000 recorded in 2003. The decrease in the effective tax rate was substantially as a result of increased levels of tax free income as compared to the comparable period in 2003.

Total non-interest bearing core deposits increased $10.6 million on average and continue to be a low-cost source of funding. At March 31, 2004 this source of funding, which has continued to maintain pace with the overall growth in funding sources, amounted to $131.8 million or 15.56% of total funding sources and 22.0% of total deposits.

Total assets at March 31, 2004, reached $913.2 million, an increase of $37.3 million or 4.26% from assets of $875.9 million at March 31, 2003. The annualized return on average assets for the three months ended March 31, 2004, amounted to .75% as compared with .81% for the comparable period in 2003. Deposit growth continued to remain consistent during the first quarter, up 2.12%, on average, for the period ended March 31, 2004 as compared to the comparable period in 2003. The growth in average deposits was reflected in core demand accounts, savings and time deposits.

The total Tier 1 capital leverage ratio was 7.39% at March 31, 2004, the total Tier 1 Risk Based Capital ratio was 13.55% and the Total Risk Based Capital ratio was 14.20% at March 31, 2004. Total Tier 1 capital increased to approximately $67.4 million at March 31, 2004. The increase in Tier 1 capital reflects the total cumulative issuance of $15.0 million in Trust Preferred Securities as of March 31, 2004. Book value per common share was $6.78 as compared with $6.20 a year ago. Tangible book value per common share increased to $6.53 from $5.95 a year ago. Annualized return on average stockholders' equity for the three months ended March 31, 2004 was 12.4% compared to 13.1% for the comparable period in 2003.

President & CEO Davis noted, "While the first quarter results are supportive of the Company's stated goal of delivering strong, consistent earnings growth, even under uncertain economic scenarios, we remain cautious about the strength of a recovery of the national economy. Furthermore, as we have indicated in recent months anticipated increases in operating expenses to support growth and expansion in our new and existing markets could continue to limit income growth."

Center Bancorp Inc., through its wholly owned subsidiary, Union Center National Bank, Union, New Jersey, operates thirteen banking locations. Banking centers are located in Union Township (6 locations), Berkeley Heights, Madison, Millburn/Vauxhall, Morristown (2 locations), Springfield, and Summit New Jersey. The Bank also operates remote ATM locations in the Union New Jersey Transit train station and in Union Hospital. Union Center National Bank is the largest commercial Bank headquartered in Union County; is chartered in 1923 and is a full-service banking company.

For further information regarding Center Bancorp Inc., call 1-(800)-862-3683. For information regarding Union Center National Bank visit our web site at http://www.centerbancorp.com.

All non-historical statements in this press release (including statements regarding future net interest margin and overall performance) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include expressions about management's views regarding future performance, including statements regarding earnings prospects. These forward-looking statements may use such forward-looking terminology as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers and structure, including those relating to the deregulation of the financial services industry. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.

Center Bancorp, Inc. and Subsidiaries
Consolidated Statements of Condition

                                      Mar-31-04       Dec-31-03
                                      ---------       ---------
Assets:                              (Unaudited)
  Cash and due from banks             $  20,865       $  16,509
  Federal funds sold and
   securities purchased
   under agr to resell                        0               0
                                      ---------       ---------
      Total cash and cash equivalents    20,865          16,509

  Investment securities held
   to maturity (approximate market
   value of $150,199 in 2004 and
   $159,492 in 2003)                    143,280         155,149
  Investment securities available
   for sale                             354,323         364,085
                                      ---------       ---------
      Total investment securities       497,603         519,234

  Loans, net of unearned income         354,132         349,525
    Less - Allowance for loan losses      3,236           3,002
                                      ---------       ---------
        Net loans                       350,896         346,523

  Premises and equipment, net            15,487          15,610
  Accrued interest receivable             4,754           4,485
  Bank Owned Life Insurance              17,281          14,614
  Other assets                            4,253           2,758
  Goodwill                                2,091           2,091
                                      ---------       ---------
        Total assets                    913,230         921,824
                                      =========       =========

Liabilities
  Deposits:
    Non-interest bearing                131,825         120,526
    Interest bearing:
      Certificates of deposit
       $100,000 and over                 46,514          58,245
      Savings and Time Deposits         420,375         454,150
                                      ---------       ---------
        Total deposits                  598,714         632,921

  Federal Home Loan Bank advances       140,000         115,000
  Federal funds purchased and
   securities sold under
   agreements to repurchase              93,413          99,724

  Subordinated debentures                15,000          15,000
  Accounts payable and accrued
   liabilities                            8,287           4,999
                                      ---------       ---------
        Total Liabilities               855,414         867,644
                                      ---------       ---------

Stockholders equity
  Preferred stock, no par value:
    Authorized 5,000,000 shares;
     non issued                               0               0
  Common stock, no par value:
    Authorized 20,000,000 shares;
     issued 9,535,195 and 9,527,219
     shares in 2004 and 2003,
     respectively                        19,547          19,405
  Additional paid in capital              4,682           4,677
  Retained earnings                      34,220          33,268
                                      ---------       ---------
                                         58,449          57,350
  Treasury stock at cost
   (1,005,251 and 1,008,703
   shares in 2004 and 2003,
   respectively)                         (3,965)         (3,978)
  Restricted stock                          (14)            (14)
  Accumulated other comprehensive
   income                                 3,346             822
                                      ---------       ---------
        Total stockholders' equity       57,816          54,180
                                      ---------       ---------
        Total liabilities and
         stockholders' equity         $ 913,230       $ 921,824
                                      =========       =========

Center Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
            (unaudited)

                                           Three Months Ended
                                               March 31,
(in thousands, except per share data)     2004            2003
                                          ----            ----
Interest income:
 Interest and fees on loans          $    4,376      $    3,586
  Interest and dividends on
   investment securities:
    Taxable interest income               4,314           5,545
    Nontaxable interest income              880             307
  Interest on Federal funds sold
   and securities purchased
   under agreement.                           0               0
                                     ----------      ----------
        Total interest income             9,570           9,438
                                     ----------      ----------

Interest expense:
  Interest on certificates of
   deposit $100,000 or more                 101             152
  Interest on other deposits              1,641           1,797
  Interest on short-term borrowings       1,445           1,286
                                     ----------      ----------

        Total interest expense            3,187           3,235
                                     ----------      ----------
        Net interest income               6,383           6,203
Provision for loan losses                   205              80
                                     ----------      ----------
        Net interest income after
         provision for loan losses        6,178           6,123
                                     ----------      ----------
Other income:
  Service charges, commissions
   and fees                                 481             417
  Other income                              102             111
  Annuity & Insurance                         8               0
  BOLI                                      166             180
  Gain on securities sold                   126             231
                                     ----------      ----------
        Total other income                  883             939
                                     ----------      ----------

Other expense:
  Salaries and employee benefits          2,637           2,651
  Occupancy expense, net                    563             528
  Premises and equipment expense            445             447
  Stationery and printing expense           152             174
  Marketing and Advertising                 149             177
  Other expenses                          1,045             756
                                     ----------      ----------
        Total other expense               4,991           4,733
                                     ----------      ----------
        Income before income tax
         expense                          2,070           2,329
Income tax expense                          346             643
                                     ----------      ----------
        Net income                   $    1,724      $    1,686
                                     ==========      ==========

Earnings per share
  Basic                              $     0.20      $     0.20
  Diluted                                  0.20            0.20
                                     ==========      ==========

Weighted average common shares
 outstanding
  Basic                               8,524,154       8,440,622
  Diluted                             8,600,059       8,529,786
                                     ==========      ==========

Center Bancorp, Inc. and Subsidiaries

               Average Balance Sheet with Interest and
              Average Rates (3 Month Quarterly Averages)
                       Period Ended March 31,

(unaudited)                                    2004
                                              Interest    Average
(tax equivalent basis,            Average     Income/      Yield/
 dollars in thousands)            Balance     Expense       Rate
                                 ---------   ---------   ---------

Assets
Interest-earning assets:
  Investment securities:
    Taxable                      $ 415,447   $   4,314       4.15%
    Non-taxable                     92,313       1,333       5.78%
  Federal funds sold and
   securities purchased
   under agreement to resell             0           0       0.00%
  Loans, net of
   unearned income (1)             347,806       4,376       5.03%
                                 ---------   ---------   ---------
      Total interest-earning
       assets                      855,566      10,023       4.69%
                                 ---------   ---------   ---------

Non-interest earning assets
  Cash and due from banks           20,938
  BOLI                              15,503
  Other assets                      24,830
Allowance for possible
 loan losses                        (3,094)
                                 ---------
      Total non-interest
       earning assets               58,177
                                 ---------
      Total assets               $ 913,743
                                 ---------

Liabilities and stockholders'
 equity
Interest bearing liabilities:

  Money Market deposits          $ 107,559         263       0.98%
  Savings deposits                 146,542         353       0.96%
  Time deposits                    157,468       1,036       2.63%
  Other interest bearing
   deposits                         72,640          90       0.50%
  Short-term borrowings            228,704       1,272       2.22%
  Subordinated debentures           15,000         173       4.61%
                                 ---------   ---------   ---------
      Total interest-bearing
       liabilities                 727,913       3,187       1.75%
                                 =========   =========   =========

Noninterest-bearing liabilities:
  Demand deposits                  123,314
  Other noninterest-bearing
   deposits                          1,808
  Other liabilities                  5,263
                                 ---------
      Total noninterest-bearing
       liabilities                 130,385
                                 ---------
Stockholders' equity                55,445
                                 ---------
      Total liabilities and
       stockholders' equity      $ 913,743
                                 =========
Net interest income
 (tax equivalent basis)                      $   6,836
                                             ---------
Net Interest Spread                                          2.94%
                                                         =========
Net interest income as percent
 of earning-assets                                           3.20%
                                                         =========
Tax equivalent adjustment                         (453)
                                             ---------
Net interest income                          $   6,383
                                             =========

1) Includes loan fees (fee income is not material)

Center Bancorp, Inc. and Subsidiaries

               Average Balance Sheet with Interest and
              Average Rates (3 Month Quarterly Averages)
                       Period Ended March 31,

(unaudited)                                    2003
                                              Interest    Average
(tax equivalent basis,            Average     Income/      Yield/
 dollars in thousands)            Balance     Expense       Rate
                                 ---------   ---------   ---------

Assets
Interest-earning assets:
  Investment securities:
    Taxable                      $ 505,498   $   5,545       4.45%
    Non-taxable                     28,185         465       6.60%
  Federal funds sold and
   securities purchased
   under agreement to resell                         0       0.00%
  Loans, net of
   unearned income (1)             235,474       3,586       6.18%
                                 ---------   ---------   ---------
      Total interest-earning
       assets                      769,157       9,596       5.06%
                                 ---------   ---------   ---------

Non-interest earning assets
  Cash and due from banks           22,895
  BOLI                              14,205
  Other assets                      26,168
Allowance for possible
 loan losses                        (2,533)
                                 ---------
      Total non-interest
       earning assets               60,735
                                 ---------
      Total assets               $ 829,892
                                 ---------

Liabilities and stockholders'
 equity
Interest bearing liabilities:

  Money Market deposits          $ 100,427         306       1.24%
  Savings deposits                 155,472         520       1.36%
  Time deposits                    154,085         995       2.62%
  Other interest bearing
   deposits                         72,235         128       0.72%
  Short-term borrowings            166,595       1,161       2.79%
  Subordinated debentures           10,000         125       5.00%
                                 ---------   ---------   ---------
      Total interest-bearing
       liabilities               $ 658,814       3,235       1.99%
                                 =========   =========   =========

Noninterest-bearing liabilities:
  Demand deposits                  113,996
  Other noninterest-bearing
   deposits                            483
  Other liabilities                  5,132
                                 ---------
      Total noninterest-bearing
       liabilities                 119,611
                                 ---------
Stockholders' equity                51,468
                                 ---------
      Total liabilities and
       stockholders' equity      $ 829,893
                                 =========
Net interest income
 (tax equivalent basis)                      $   6,361
                                             ---------
Net Interest Spread                                          3.07%
                                                         =========
Net interest income as percent
 of earning-assets                                           3.35%
                                                         =========
Tax equivalent adjustment                         (158)
                                             ---------
Net interest income                          $   6,203
                                             =========

  1)   Includes loan fees (fee income is not material)

Contact:
Anthony C. Weagley
Vice President & Treasurer
1-(800)-862-3683